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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE



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
Bock Communications, Inc.                                  Leap Wireless International Contacts:
William Prichard or Jessica Cardoza, Media Relations             Sarah Thailing, Media Relations
714-540-1030 (ph)                                                              858-882-6018 (ph)
wprichard@bockpr.com                                                  sthailing@leapwireless.com

                                                                  Jim Seines, Investor Relations
                                                                             1-858-882-6084 (ph)
                                                                        jseines@leapwireless.com
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             LEAP WIRELESS INTERNATIONAL CHANGES ITS FISCAL YEAR END

SAN DIEGO - August 3, 2000 - Wireless communications carrier Leap Wireless International, Inc. (Nasdaq: LWIN) announced today that it is moving the date of its fiscal year end from Aug. 31 to Dec. 31, beginning this year, in a move to better align itself with the majority of the wireless industry. The July 1 to Sept. 30, 2000 period will be reported as a "third quarter," during which Leap will provide a restatement of all previous quarters to bring them in line with this new reporting schedule.

ABOUT LEAP WIRELESS INTERNATIONAL, INC.

Leap Wireless International, Inc., headquartered in San Diego, Calif., is dedicated to playing a leading role in transforming wireless communications for the mass consumer market. As a different kind of wireless company, Leap is designing solutions to make the wireless future a reality. Domestically, Leap has launched its "Comfortable Wireless" Cricket service that lets customers make all their local calls and receive calls from anywhere for one low, flat rate. Leap seeks to spark the wireless revolution by developing innovative voice and data services that deliver value to customers. For more information, please visit www.leapwireless.com.

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This news release contains "forward-looking statements," including statements regarding the rollout plans and financing of Leap and its operating companies. Forward-looking statements, which are based upon certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "plan," "anticipate," "estimate," "project" or similar expressions. The ability of the Company to predict actual results and other future events is inherently uncertain. Important factors which may cause actual results to differ materially from the forward-looking statements contained herein or in other public statements by the Company are described in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1999 and other documents filed with the Securities and Exchange Commission. Those factors most likely to cause actual results to differ include but are not limited to: uncertainties regarding the ability of



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Leap Wireless International Changes Its Fiscal Year End                   page 2

Leap and its operating companies to achieve a time-to-market advantage, launch networks according to plan, raise sufficient capital for continued expansion and operation, performance uncertainties and potential delays relating to the deployment of large scale construction projects and uncertainties relating to negotiating and executing definitive agreements and the closing of transactions described herein.